UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 2, 2013

AmerisourceBergen Corporation

(Exact name of Registrant as specified in its charter)

Delaware	1-16671	23-3079390
(State or Other	Commission File Number	(I.R.S. Employer
Jurisdiction of		Identification
Incorporation or		Number)
Organization)

1300 Morris Drive
Chesterbrook, PA	19087
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (610) 727-7000

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.                                        Other Events.

On April 2, 2013, AmerisourceBergen Corporation (the “Company”) issued a news release in which it announced that it had entered into a definitive agreement to sell its contract packaging business, AndersonBrecon Inc. and AndersonBrecon (UK) Limited (collectively, “AndersonBrecon”),to an entity formed by affiliates of an investor group led by Frazier Healthcare VI, L.P. for the purpose of acquiring AndersonBrecon.  The purchase price for the transaction is $308 million in cash, subject to customary adjustments for, among other things, the working capital of the business.  The investor group includes affiliates of Greenspring Associates, QIC Global Private Equity, and Thomas McNerney & Partners.  The transaction is subject to customary closing conditions, including receipt of certain regulatory reviews, and is expected to close in the third quarter of fiscal 2013.

The results of operations of AndersonBrecon were previously and continue to be reported within discontinued operations.  Therefore, the agreement has no impact on AmerisourceBergen’s financial performance expectations for fiscal 2013, which were reported in the Company’s Current Report on Form 8-K filed April 1, 2013.  Any gain on the sale of AndersonBrecon would be recorded also within discontinued operations upon transaction closing, and is excluded from our fiscal 2013 revised financial expectations.

The news release issued on April 2, 2013 is filed as Exhibit 99.1 to this report and is incorporated herein by reference.

Item 9.01.                                        Financial Statements and Exhibits.

(d)         Exhibits

The following exhibits are filed as part of this report:

99.1 News Release, dated April 2, 2013, of AmerisourceBergen Corporation, regarding the entry into an agreement to sell AndersonBrecon.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERISOURCEBERGEN CORPORATION

Date: April 4, 2013	By:	/s/ Tim G. Guttman
	Name:	Tim G. Guttman
	Title:	Senior Vice President and Chief Financial Officer